Exhibit 99.B(d)(1)(ii)

AMENDED SCHEDULE A

with respect to the

SECOND AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

between

ING EQUITY TRUST

and

ING INVESTMENTS, LLC

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING Equity Dividend Fund	0.65% on all assets

ING Fundamental Research Fund	0.70% on first $500 million of assets
0.65% on next $500 million of assets
0.60% thereafter

ING MidCap Opportunities Fund	0.75%

ING Opportunistic LargeCap Fund	0.70% on first $500 million of assets
0.65% on next $500 million of assets
0.60% thereafter

ING Real Estate Fund	0.70%

ING SmallCap Opportunities Fund	0.90% on the first $250 million of assets
0.80% on the next $250 million of assets
0.75% in excess of $500 million

ING SmallCap Value Multi-Manager Fund	With respect to assets for which investment sub-advisory services are provided by an investment adviser other than ING Investment Management Co. - 1.00%

With respect to assets for which investment sub-advisory services are provided by ING Investment Management Co - 0.75%

Series	Annual Investment Management Fee
(as a percentage of average daily net assets)

ING Value Choice Fund	0.90%